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                                                                    EXHIBIT 10.4

                   AMENDED AND RESTATED CONSIGNMENT AGREEMENT

     AMENDED AND RESTATED CONSIGNMENT AGREEMENT, dated as of April 28, 2005, by and between FLEET PRECIOUS METALS INC., a Rhode Island corporation operating as Bank of America Precious Metals with offices at 111 Westminster Street, Providence, Rhode Island 02903 ("BAPM"), and WOLVERINE TUBE, INC., a Delaware corporation with its principal place of business at 200 Clinton Avenue, Suite 1000, Huntsville, Alabama 35801 ("WOLVERINE TUBE"), and WOLVERINE JOINING TECHNOLOGIES, LLC, a Delaware limited liability company with its principal place of business at 235 Kilvert Street, Warwick, Rhode Island 02886 ("WOLVERINE JOINING") (Wolverine Tube and Wolverine Joining are hereinafter sometimes referred to individually as a "COMPANY" and collectively as the "COMPANIES").

                                   WITNESSETH:

     WHEREAS, BAPM has previously extended a silver consignment facility and a silver forward contract facility to the Companies and Wolverine Tube (Canada), Inc. pursuant to that certain Consignment and Forward Contracts Agreement dated as of March 28, 2001, as amended (as amended, the "2001 Consignment Agreement"); and

     WHEREAS, the Companies and BAPM desire to enter into this Amended and Restated Consignment Agreement (the "Agreement") which will amend and restate in its entirety the 2001 Consignment Agreement and pursuant to which BAPM will continue to extend a silver consignment facility and a silver forward contract facility to the Companies (but not Wolverine Tube (Canada), Inc.), all on the terms and conditions and in reliance upon the representations and warranties of the Companies hereinafter set forth; and

     NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   DEFINITIONS

When used herein, the terms set forth below shall be defined as follows:

     1.1. "Authorized Representatives" means all person(s) who are authorized by and on behalf of the Companies (a) to transact consignment and purchase and sale transactions with BAPM under the Consignment Facility, (b) to request that a consignment under the Consignment Facility be continued as such or converted to a consignment of another Type, and (c) to enter into Forward Contracts with BAPM under the Forward Contract Facility.

     1.2. "BAPM" means Fleet Precious Metals Inc., a Rhode Island corporation operating as Bank of America Precious Metals.
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     1.3. "BAPM's Address" means 111 Westminster Street, Providence, Rhode
Island 02903, Attn: David Vega, Senior Vice President.

     1.4. "Bank" means Fleet National Bank, a national banking association, its successors and assigns.

     1.5. "Business Day" means (a) any day that is not a Saturday, Sunday, or a day on which banks in Providence, Rhode Island are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with any valuation, pricing period or pricing mechanism relating to London, any day that is a Business Day pursuant to the preceding clause (a) and that is also a day on which trading in Precious Metal is carried on by and between banks in the London Metal Exchange.

     1.6. "Capital Expenditures" means any current expenditure by the Consolidated Parties for fixed or capital assets as reflected on the financial statements of the Consolidated Parties, as prepared in accordance with GAAP.

     1.7. "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

     1.8. "Companies" means Wolverine Tube and Wolverine Joining.

     1.9. "Companies' Address" means 235 Kilvert Street, Warwick, Rhode Island 02886.

     1.10. "Consigned Precious Metal" means Precious Metal which has been consigned to the Companies by BAPM pursuant to the Consignment Facility.

     1.11. "Consignment Facility" means the facility under Paragraph 2 hereof whereby the Companies may request consignments of Precious Metal.

     1.12. "Consignment Facility Indebtedness" means the value (as determined in accordance with Paragraph 2.2 hereof) of Precious Metal on consignment to the Companies under the Consignment Facility plus any unpaid purchase price for Precious Metal under the Consignment Facility.

     1.13. "Consignment Limit" means:

          (a) the lesser of (i) Seventeen Million Dollars ($17,000,000), or (ii) the value (as determined pursuant to Paragraph 2.2 hereof) of Two Million Four Hundred Thousand (2,400,000) fine troy ounces of silver, minus, in the case of both (i) and (ii), the Forward Contract Indebtedness; or


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          (b) such limit as BAPM and the Companies may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as BAPM shall require.

     1.14. "Consignment Period" means, with respect to the consignment of Precious Metal based upon a Fixed Consignment Fee, the period beginning on the Drawdown Date and ending on the day which numerically corresponds to such date one (1), two (2), three (3), six (6) or twelve (12) months (or such other period, if agreed to by BAPM) thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Companies may select in their relevant notice pursuant to Paragraph 2.4 or 2.5; provided, however, that, if such Consignment Period would otherwise end on a day which is not a Business Day, such Consignment Period shall end on the next following Business Day; provided, however, that if such next following Business Day is the first Business Day of a calendar month, such Consignment Period shall end on the next preceding Business Day.

     1.15. "Consolidated Cash Interest Expense" means, for any applicable period of computation, whether expensed or capitalized, all cash interest expense of the Consolidated Parties for such period, net of interest income for such period, all as determined in accordance with GAAP.

     1.16. "Consolidated Cash Taxes" means, for any applicable period of computation, the aggregate of all taxes of the Consolidated Parties determined in accordance with applicable law and GAAP applied on a consistent basis, to the extent the same are paid in cash during such period.

     1.17. "Consolidated EBITDA" means, for any applicable period of computation, without duplication, the sum of (a) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income or loss, plus (b) the aggregate amount of depreciation and amortization charges made in calculating Consolidated Net Income for such period, plus (c) aggregate Consolidated Interest Expense for such period, plus (d) the aggregate amount of all income taxes reflected on the consolidated statements of income of the Consolidated Parties for such period. Except as otherwise provided herein, the applicable period of computation shall be for the four (4) consecutive quarters ending as of the date of determination.

     1.18. "Consolidated Fixed Charges" means, for any applicable period of computation, without duplication, the sum of (a) all Consolidated Cash Interest Expense for the applicable period plus (b) all Consolidated Scheduled Funded Debt Payments for the applicable period.

     1.19. "Consolidated Funded Debt" means, as of the date of determination, all Funded Debt of Wolverine Tube and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.


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     1.20. "Consolidated Interest Expense" means, for any applicable period of computation, whether expensed or capitalized, all interest expense of the Consolidated Parties for such period, net of interest income for such period, all as determined in accordance with GAAP.

     1.21. "Consolidated Net Income" means, for any applicable period of computation, the net income after taxes of the Consolidated Parties for such period, as adjusted for:

          (a) non-cash adjustments to Consolidated Net Income due to the effect of changes in accounting methods required by GAAP; and

          (b) the tax adjusted net value of (a) the non-cash adjustments to Consolidated Net Income on account of gains or losses resulting from changes in the metal variance account required by the marked to market of the Copper Hedge, as determined in accordance with GAAP and (b) the non-cash adjustments to valuations of inventory that consists of copper covered by the Copper Hedge resulting from the Companies' marked to market of inventory levels under the Copper Hedge at the time of testing (with the submission of the certificate pursuant to Paragraph 8.6(d), the Companies will provide BAPM with a reconciliation of these adjustments in a format similar to that of Exhibit D).

     1.22. "Consolidated Parties" means Wolverine Tube and all of its consolidated Subsidiaries whether direct or indirect and whether now owned or hereafter acquired.

     1.23. "Consolidated Scheduled Funded Debt Payments" means, as of the end of each fiscal quarter (or month, as applicable) of Wolverine Tube and its consolidated Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt (other than intercompany Indebtedness) for the four (4) consecutive quarters (or 12 consecutive months, as applicable) beginning on such date (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during the applicable period beginning on such date).

     1.24. "Conversion Request" means, with respect to the Consignment Facility, a notice given by an Authorized Representative to BAPM of the Companies' election to convert or continue a consignment under the Consignment Facility in accordance with Paragraph 2.5 hereof.

     1.25. "Copper Hedge" means the Trading Agreements between PB Financial, Inc. and the Companies related to hedging copper and any other copper hedging contract permitted hereunder entered into by any of the Companies.

     1.26. "Credit Agreement" means that certain Amended and Restated Credit Agreement among Wolverine Tube, and certain subsidiaries of Wolverine Tube, Wachovia Bank, National Association, as Administrative Agent, and the financial institutions listed on Schedule 1.1A


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thereto, dated as of April 28, 2005, as amended, modified or supplemented or restated from time to time.

     1.27. "Drawdown Date" means, with respect the Consignment Facility, the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is converted or continued in accordance with Paragraph 2.5 hereof.

     1.28. "Escrow Agreement" means that certain Escrow Agreement dated December 31, 2003, as amended from time to time, between the Companies and BAPM pursuant to which BAPM and the Companies placed money in escrow at the Bank in an account in BAPM's name as escrow agent to cover the costs of refining, processing and recovery of the Consigned Precious Metal.

     1.29. "Event of Default" means each and every event specified in Paragraph
9.1 of this Agreement.

     1.30. "Excess Availability" shall have the meaning assigned by the Credit Agreement.

     1.31. "Excluded Collateral" means all receivables sold by Wolverine Tube pursuant to the Permitted Securitization and associated collections with respect thereto, each lock-box and collection account into which proceeds of such receivables are deposited, all other rights and payments relating to such receivables and all proceeds of the foregoing.

     1.32. "Fiscal Year" means the year ending December 31.

     1.33. "Fixed Charge Coverage Ratio" means, for any applicable period of computation, the ratio of (a) Consolidated EBITDA less Unfinanced Capital Expenditures less all Consolidated Cash Taxes paid during the applicable period less cash dividends paid by Wolverine Tube for the applicable period to (b) total Consolidated Fixed Charges. The applicable period of computation for the purpose of determining compliance with Paragraph 8.9 hereof, shall be the 12 consecutive month period ending as of the date of determination, except with respect to the Consolidated Scheduled Funded Debt Payments component of Consolidated Fixed Charges, which shall be for the 12 consecutive month period beginning as of the date of determination.

     1.34. "Fixed Consignment Fee" means a consignment fee calculated in accordance with the provisions of Paragraph 2.3(d) hereof.

     1.35. "Floating Forward Contract" means the agreement of the Companies to buy, and BAPM to sell, a fixed amount of Precious Metal for a set purchase price at a future date which bears interest, payable on a monthly basis.

     1.36. "Floating Consignment Fee" means a consignment fee calculated in accordance with the provisions of Paragraph 2.3(c) hereof.


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     1.37. "Following Business Day Convention" shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

     1.38. "Forward Contract" means the agreement of the Companies to buy, and BAPM to sell, Precious Metal on a forward contract basis and includes Floating Forward Contracts and Hybrid Forward Contracts.

     1.39. "Forward Contract Facility" means the facility under Paragraph 3 hereof whereby the Companies may enter into Forward Contracts to buy Precious Metal from BAPM on a forward contract basis.

     1.40. "Forward Contract Indebtedness" means twenty percent (20%) of the face value of all outstanding Forward Contracts entered into by the Companies pursuant to the Forward Contract Facility.

     1.41. "Forward Contract Limit" means Seven Hundred Thousand Dollars ($700,000).

     1.42. "Funded Debt" means, without duplication, the sum of (a) all indebtedness of the Consolidated Parties for borrowed money, (b) the principal portion of all obligations of the Consolidated Parties under capital leases, (c) all commercial letters of credit and the maximum or face amount of all performance and standby letters of credit issued or bankers' acceptance facilities created for the account of a member of the Consolidated Parties, including, without duplication, all unreimbursed draws thereunder, (d) all Guaranty Obligations of the Consolidated Parties with respect to Funded Debt of another Person, (e) all Funded Debt of another entity secured by a Lien on any property of the Consolidated Parties, to the extent of the book value of the property secured thereby, whether or not such Funded Debt has been assumed by a member of the Consolidated Parties, (f) all Funded Debt of any partnership or unincorporated joint venture to the extent a member of the Consolidated Parties is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture and (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of a member of the Consolidated Parties where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

     1.43. "GAAP" means generally accepted accounting principles consistently applied.

     1.44. "Guaranty Obligations" of any Person means any obligations (other than (a) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, and (b) obligations arising under guaranties by a Credit Party (as defined in the Credit Agreement) of another Credit Party) guaranteeing or intended to guarantee any indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent to, (i) purchase any such indebtedness or other obligation or any property constituting security therefor,


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(ii) advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) lease or purchase property, securities or services primarily for the purpose of assuring the owner of such indebtedness or obligation, or (iv) otherwise assure or hold harmless the owner of such indebtedness or obligation against loss in respect thereof.

     1.45. "Hybrid Forward Contract" means the agreement of the Companies to buy, and BAPM to sell, Precious Metal for a set purchase price in the future which purchase price includes the Companies' carrying cost therefor. 1.46. "ISDA Agreement" means the ISDA Master Agreement of 1992.

     1.47. "Intercreditor Agreement" means that certain Amended and Restated Intercreditor Agreement between BAPM and the Lenders with respect to the Credit Agreement dated April 28, 2005.

     1.48. "Laws" means all applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

     1.49. "Lenders" means Wachovia Bank, National Association, a national banking association with a principal place of business at 191 Peachtree Street, 30th Floor, Atlanta, Georgia 30303-8056 and the financial institutions listed in
Schedule 1.1A to the Credit Agreement.

     1.50. "Lien" means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), hypothec, preference, priority, or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement filed under the Uniform Commercial Code as adopted and in effect in the State of Rhode Island, or other similar recording or notice statute, and any lease in the nature thereof).

     1.51. "Obligations" means any and all indebtedness, obligations and liabilities of the Companies to BAPM and/or the Bank of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, arising out of or incurred in connection with this Consignment Agreement, including, without limitation, all indebtedness and obligations under the Consignment Facility and the Forward Contract Facility extended to the Companies under this Agreement; and all interest, taxes, fees, charges, expenses and attorneys' fees chargeable to the Companies or incurred by BAPM or the Bank hereunder, or any other document or instrument delivered hereunder or as a supplement hereto.

     1.52. "Permitted Securitization" means the trade securitization transaction for an aggregate principal amount of third party investments or advances of up to $45,000,000,


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evidenced by that certain Receivables Sale Agreement, dated as of April 28, 2005 among Wolverine Tube, Tube Forming, L.P., Small Tube Manufacturing, LLC and the SPC, as the same may be amended, restated, supplemented or otherwise modified from time to time, and that certain Receivables Purchase Agreement, dated as of April 28, 2005 among the SPC, Wolverine Finance, LLC, Wolverine Tube, Blue Ridge Asset Funding Corporation, the liquidity banks from time to time party thereto and Wachovia Bank, National Association, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     1.53. "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

     1.54. "Premises" means all real estate owned, used or leased by the Companies.

     1.55. "Precious Metal" means silver bullion, having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%)

     1.56. "Prime Rate" means the rate of interest designated by Bank from time to time as being its so-called "prime rate" of interest. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

     1.57. "SPC" means DEJ 98 FINANCE, LLC, a Delaware limited liability company.

     1.58. "Subsidiary" means any corporation of which more than fifty (50%) percent of the outstanding voting securities shall, at the time of determination, be owned by one of the Companies directly or indirectly through one or more Subsidiaries.

     1.59. "Type" means, as to any consignment under the Consignment Facility, its nature as a Fixed Consignment Fee consignment or a Floating Consignment Fee consignment.

     1.60. "Unfinanced Capital Expenditures" means, for any period, all Capital Expenditures not financed from proceeds of Consolidated Funded Debt (other than loans made under the Credit Agreement or from the proceeds of the Permitted Securitization).

     1.61. "Wolverine Joining" means Wolverine Joining Technologies, LLC, a Delaware limited liability company.

     1.62. "Wolverine Tube" means Wolverine Tube, Inc., a Delaware corporation.

     1.63. "2008 Senior Note Indenture" means the Indenture, dated as of August 4, 1998 by and among Wolverine Tube and Wachovia Bank, National Association (f/k/a First Union National Bank), as trustee, as the same may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.


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     1.64. "2008 Senior Noteholders" means a collective reference to the holders from time to time of the 2008 Senior Notes and "2008 Senior Noteholder" means any one of them.

     1.65. "2008 Senior Notes" means any one of Wolverine Tube's $150,000,000 7 3/8% Senior Notes, due August, 2008 issued by Wolverine Tube in favor of the 2008 Senior Noteholders pursuant to the 2008 Senior Note Indenture, as such 2008 Senior Notes may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

     1.66. "2009 Senior Note Indenture" means that certain Indenture dated as of March 27, 2002 by and among Wolverine Tube, the Subsidiaries listed therein and Wachovia Bank, National Association, as Trustee, as such 2009 Senior Note Indenture may be amended, modified, restated, replaced or supplemented and in effect from time to time in accordance with the terms hereof.

     1.67. "2009 Senior Noteholders" means, collectively, the holders from time to time of the 2009 Senior Notes and "2009 Senior Noteholder" means any one of them.

     1.68. "2009 Senior Notes" means any one of Wolverine Tube's $120,000,000 10.5% Senior Notes, due April 1, 2009 issued by Wolverine Tube in favor of the 2009 Senior Noteholders pursuant to the 2009 Senior Note Indenture, as such 2009 Senior Notes may be amended, modified, restated, replaced or supplemented and in effect from time to time in accordance with the terms hereof.

     To the extent not defined in this Paragraph l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of Rhode Island, as of the date hereof to the extent the same are used or defined therein.

2.   Consignment Facility.

     2.1. Precious Metal to be Consigned; Insurance; Title

          (a) The Precious Metal to be consigned to the Companies by BAPM under Consignment Facility will consist of Precious Metal as defined in Paragraph 1.55 herein. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE OF THIS PARAGRAPH 2.1(a), BAPM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND BAPM HEREBY DISCLAIMS ALL SUCH WARRANTIES.

          (b) The Consigned Precious Metal shall be consigned to the Companies by BAPM, in BAPM's sole discretion, in amounts as requested by the Companies from time to time. It


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is understood that at no time shall the Consignment Facility Indebtedness exceed the Consignment Limit.

          (c) All deliveries requested by the Companies of Consigned Precious Metal shall be made at the Companies' expense and risk by a recognized reputable carrier of BAPM's selection. Following the delivery of Consigned Precious Metal to the Companies, or to such other location as may be agreed upon from time to time by the parties hereto, the Companies shall insure the Consigned Precious Metal to its full value against all risks of loss and shall, as between BAPM and the Companies, accept all risk of loss unless it is returned to BAPM, as hereinafter provided. All such insurance policies shall provide at least thirty
(30) days' prior written notice to BAPM of any cancellation or alteration thereof. At BAPM's request, the Companies will furnish BAPM with the certificate of an insurance company reasonably satisfactory to BAPM and a true and complete copy of all insurance policies evidencing the satisfaction of the Companies' insurance obligations hereunder and the inclusion of BAPM as an additional insured and loss payee under any applicable policy as its interest may appear; provided, however, that BAPM shall be under no duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Companies in the event such policy shall not comply with the requirements hereof.

          (d) Title to all Consigned Precious Metal shall remain in BAPM until such Consigned Precious Metal is purchased and withdrawn from consignment by the Companies, and Precious Metal shall for the purposes of this Agreement be deemed to be outstanding on consignment until it is paid for in full by the Companies as provided in Paragraph 2.3(f) hereof, whereupon title to such purchased Precious Metal shall pass to the Companies. Each Company hereby authorizes BAPM to file financing statements against such Company with respect to the Consigned Precious Metal, its products and proceeds, excluding, however, the Excluded Collateral, and each Company agrees, upon request of BAPM, to execute and deliver such other documents as may be reasonably requested by BAPM to protect BAPM's interests as a consignor and a secured party under the Uniform Commercial Code.

          (e) Until such time as title to Consigned Precious Metal shall pass to the Companies as hereinabove provided all of such Consigned Precious Metal shall at all times be physically located on the Premises of the Companies at the Companies' Address or at such other locations reasonably acceptable to BAPM, as set forth in Exhibit E attached hereto, as the same may be amended from time to time; provided, however, BAPM shall have the right to give written notice that a location, whether now, or hereafter approved, is no longer an approved location.

          (f) The parties hereto hereby further acknowledge that at closing hereunder all Precious Metal on consignment to the Companies pursuant to the 2001 Consignment Agreement shall, without further notice to, or consent of, the Companies, constitute Consigned Precious Metal hereunder.

     2.2. Valuation


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     For the purpose of this Agreement, the value of Precious Metal shall be determined on the basis of the silver fixing as set by certain members of the London Bullion Market Association on the valuation date, or, if no silver fixing is available for such date, then on the basis of said silver fixing on the next previous day for which such silver fixing was available. In the event that the London Bullion Market Association shall discontinue or alter its usual practice of quoting a silver fixing on any day for which such a silver fixing is necessary for the purposes hereof, BAPM shall so notify the Companies and BAPM shall at its option announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder until the London Bullion Market Association shall resume its usual practices of quoting silver fixings.

     2.3. Payments by the Companies.

          (a) During such time as Precious Metal is consigned to the Companies hereunder and until the same is withdrawn from consignment and paid for in full by the Companies as hereinafter provided, the Companies will pay to BAPM a fee computed daily on the value of such Consigned Precious Metal as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Consignments, shall be paid monthly, not later than the fifth Business Day following the receipt of billing, and in the case of Fixed Rate Consignments, shall be paid on the last day of the Consignment Period with respect thereto.

          (b) The Companies may elect to pay either a Floating Consignment Fee or, provided that no Event of Default has occurred and is then continuing, a Fixed Consignment Fee with respect to each consignment of Precious Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth.

          (c) Each Floating Consignment Fee will be calculated for the period commencing with the Drawdown Date and shall be the rate of three and one-quarter per cent (3.25%) per annum or at such other rates as BAPM shall specify from time to time upon written notice in substantially the form of Exhibit C attached hereto and made a part hereof.

          (d) Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to the Companies for a certain specific Consignment Period based upon a market base rate reflective of the cost of funding such Fixed Rate Consignments by BAPM. The quantity and form of Precious Metal, and the Consignment Period shall be selected by the Companies and consented to by BAPM. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and the consignment fee determined, such selections shall be irrevocable and binding on the Companies and shall obligate the Companies to accept the consignment requested BAPM in the amount, in the form and for the Consignment Period specified.

          (e) At such time as the Companies shall request the consignment and delivery of Precious Metal under the Consignment Facility, they shall become obligated to pay to BAPM


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a market premium per troy ounce announced by BAPM at the time of such consignment. Such payment is to be made within five (5) Business Days of the Companies' receipt of the monthly invoice.

          (f) At such time as the Companies shall purchase and withdraw Consigned Precious Metal from consignment under the Consignment Facility, they shall become obligated to (i) pay to BAPM (x) a purchase price computed in accordance with Paragraph 2.2 hereof if such purchase is effected by the Companies (and the Companies have notified BAPM) prior to 11:30 A.M., London Time, on any Business Day, plus any applicable premium, or (y) such other purchase price as shall be mutually agreed upon by BAPM and the Companies, or
(ii) deliver Precious Metal to BAPM's pool accounts, loco London, in an amount equal to the Precious Metal purchased. All payments of purchase price for Consigned Precious Metal or deliveries of Precious Metal are to be made within two (2) Business Days, provided, however, title to such Consigned Precious Metal shall not pass until the payment of such purchase price. Consigned Precious Metal shall be deemed to have been purchased and withdrawn from consignment, and payment of the purchase price shall become due, at the earlier of (i) such time as the Companies shall notify BAPM, they elect to purchase such Consigned Precious Metal, or (ii) such time as the Companies sell such Consigned Precious Metal in the ordinary course of their business.

          (g) All payments (other than payments in the form of Precious Metal) shall be made by the Companies at the office of BAPM herein set forth or such other place as BAPM may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

          (h) All payments shall be applied first to the payment of all fees, expenses and other amounts due to BAPM (excluding purchase price for Consigned Precious Metal and consignment fees), then to accrued consignment fees and the balance on account of outstanding purchase price for Consigned Precious Metal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of the Companies to BAPM as BAPM determines in its sole discretion.

          (i) If this Consignment Agreement or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Consignment Agreement or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

     2.4. Requests for Consignments under the Consignment Facility.

          (a) The Companies shall give to BAPM telephonic notice or notice sent by telecopier (confirmed in writing by BAPM) of each request for a consignment under the Consignment Facility. Each such notice shall be irrevocable and binding on the Companies and shall obligate the Companies to accept the consignment requested from BAPM.

          (b) Requests for any consignments under the Consignment Facility with a Floating Consignment Fee shall be furnished to BAPM no later than 12:00 noon (Providence time) on the same Business Day of the proposed Drawdown Date. Each such notice shall specify (i) the amount and type of Precious Metal requested, and (ii) the proposed Drawdown Date of such consignment.

          (c) Requests for any consignments under the Consignment Facility with a Fixed Consignment Fee shall be furnished to BAPM by 12:00 noon (Providence time) two (2) Business Days prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and type of Precious Metal requested, (ii) the proposed Drawdown Date of such consignment, and (iii) the Consignment Period for such consignment.

          (d) Requests for, and repayments of, Fixed Rate Consignments of Precious Metal shall be for not less than five thousand (5,000) fine troy ounces or integral multiples of one thousand (1,000) fine troy ounces in excess thereof.

     2.5. Conversion Options.

          (a) The Companies may elect from time to time to convert any outstanding Floating Consignment Fee consignment to a Fixed Consignment Fee consignment and to convert any outstanding Fixed Consignment Fee consignment to a Floating Consignment Fee consignment, provided that (i) with respect to any such conversion of a Fixed Consignment Fee consignment into a Floating Consignment Fee consignment, such conversion shall only be made on the last day of the Consignment Period with respect thereto and it shall be for no less than five thousand (5,000) fine troy ounces of Precious Metal; (ii) with respect to any such conversion of a Floating Consignment Fee consignment to a Fixed Consignment Fee consignment, the Companies shall give BAPM at least two (2) Business Days' prior written notice of the day on which such election is effective; and (iii) no consignment may be converted into a Fixed Consignment Fee consignment when BAPM has declared the existence of an Event of Default hereunder. The Companies shall give to BAPM telephonic notice (confirmed in writing by BAPM) of their decision to convert an outstanding consignment. All or any part of outstanding consignments under the Consignment Facility may be converted as provided herein. Each such request shall be irrevocable by the Companies.

          (b) Any Fixed Consignment Fee consignments may be continued as such upon the expiration of a Consignment Period with respect thereto by giving to BAPM telephonic notice (confirmed in writing by BAPM) of the Companies' decision to continue an outstanding consignment as such; provided that no Fixed Consignment Fee consignment may be continued as such when BAPM has declared the existence of an Event of Default hereunder, but shall be automatically converted to a Floating Consignment Fee consignment on the last day of the first Consignment Period relating thereto ending during the continuance of such Event of Default. In the event that the Companies do not notify BAPM of their election hereunder with respect to any consignment, such consignment shall be automatically converted to a Floating Consignment Fee consignment at the end of the applicable Consignment Period.

     2.6. Inability to Determine Fixed Consignment Fee.

     In the event, prior to the commencement of any Consignment Period relating to any Fixed Consignment Fee consignment, BAPM shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the rate of interest to be applicable to any Fixed Consignment Fee consignment during any Consignment Period, BAPM shall forthwith give notice of such determination (which shall be conclusive and binding on the Companies) to the Companies. In such event, (a) any request for a Fixed Consignment Fee consignment shall be automatically withdrawn and shall be deemed a request for Floating Consignment Fee consignments, (b) each Fixed Consignment Fee consignment will automatically, on the last day of the then current Consignment Period thereof, become a Floating Consignment Fee consignment, and (c) the obligations of BAPM to make Fixed Consignment Fee consignments shall be suspended until BAPM determines that the circumstances giving rise to such suspension no longer exist, whereupon BAPM shall so notify the Companies.

     2.7. Illegality.

     Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the reasonable interpretation or application thereof shall make it unlawful for BAPM to make or maintain Fixed Consignment Fee consignments, BAPM shall forthwith give notice of such circumstances to the Companies and thereupon (a) the agreement of BAPM to make Fixed Consignment Fee consignments shall forthwith be suspended and (b) the Fixed Consignment Fee consignments then outstanding shall be converted automatically to Floating Consignment Fee consignments on the last day of each Consignment Period applicable to such Fixed Consignment Fee consignments or within such earlier period as may be required by law. The Companies shall promptly pay BAPM, any additional amounts necessary to compensate BAPM for any costs incurred by BAPM in making any conversion in accordance with this Paragraph, including any interest or fees payable by BAPM to lenders of funds obtained by it in order to make or maintain its Fixed Consignment Fee consignments hereunder.

     2.8. Indemnity.

     The Companies shall indemnify BAPM and hold BAPM harmless from and against any proven loss, cost or expense (including loss of anticipated profits) that BAPM may sustain or incur as a consequence of (a) default by the Companies in payment of any Fixed Consignment Fee consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by BAPM to lenders of funds obtained by it in order to maintain its Fixed Consignment Fee consignments; (b) default by the Companies in taking a consignment or conversion after the Companies have given (or are deemed to have given) their request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the making of any conversion of any such consignment to a Floating Consignment Fee consignment on a day that is not the last day of the applicable Consignment Period with respect thereto, such indemnification costs to be determined in accordance with Paragraph 2.9 hereof.

     2.9. Breakage Costs.

     The breakage costs associated with the breakage of a Fixed Consignment Fee consignment shall be determined by, and paid in accordance with, Paragraph 6(e) of the ISDA Agreement, provided, however, in no event shall BAPM be required to pay any amount to the Companies if an Event of Default has occurred.

     2.10. Use of Proceeds.

     No portion of the proceeds of the Consignment Facility shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

     2.11. True Consignment; Grant of Security Interest

          (a) The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Precious Metal.

          (b) To secure the prompt and punctual payment and performance of the Obligations, the Companies hereby grant to BAPM a continuing security interest in (i) the Consigned Precious Metal, whether now existing or hereafter arising, and (ii) all proceeds and products of the foregoing excluding, however, the Excluded Collateral. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement.

          (c) Each Company hereby authorizes BAPM's filings of UCC financing statements against such Company in connection with the consignment and security interests granted hereby and hereby ratifies any UCC financing statements filed by BAPM prior to the date hereof, as such UCC financing statements are amended as contemplated hereby.

     2.12. Maintenance of Consignment Limit

     If the Consigned Facility Indebtedness any time exceeds the Consignment Limit, the Companies will promptly, without further notice or demand by BAPM, either (a) make payment to BAPM, as provided in Paragraph 2.3 hereof, for Consigned Precious Metal having an aggregate value sufficient to result in Consigned Facility Indebtedness being not more than the Consignment Limit, or
(b) deliver to BAPM's designated pool account, loco London, sufficient Precious Metal to achieve the result referred to in the preceding clause (a). Any physical return of Consigned Precious Metal to BAPM shall be to a vault reasonably designated by BAPM, shall be at the Companies' expense and risk and shall only be credited to the Companies' account upon BAPM's assaying the value thereof.

     2.13. Termination; Return of Precious Metal

          (a) BAPM may terminate this Consignment Facility by giving thirty (30) days' prior written notice of such termination to the Companies. Upon giving of such notice or at any time thereafter, BAPM may, at its option, suspend or terminate its obligation to consign or deliver Precious Metal hereunder. ALL SUMS OUTSTANDING UNDER THIS CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY BAPM, OR (II) THIRTY (30) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM BAPM HEREUNDER. Upon giving of such notice or at any time thereafter, BAPM may, at its option, suspend or terminate its obligation to consign or deliver Precious Metal hereunder. Termination of this Consignment Facility shall not affect the Companies' duty to pay and perform their obligations to BAPM hereunder in full.

          (b) Upon termination of this Agreement for any reason the Companies shall within twenty-four (24) hours following such effective date of termination deliver to BAPM's designated pool account, loco London, Precious Metal equal to the amount of Precious Metal theretofore consigned to but not purchased and paid for in full by the Companies.

3.   FORWARD CONTRACT FACILITY.

     3.1. Forward Contracts

          (a) The Companies may from time to time buy Precious Metal from BAPM pursuant to Forward Contracts in form and substance, and on terms, satisfactory to BAPM, so long as the Companies are in compliance with the Agreement, and the Forward Contract Indebtedness does not exceed at any time the Forward Contract Limit. Unless otherwise agreed by BAPM, no Hybrid Forward Contract shall have a maturity in excess of ninety (90) days. The Companies may take delivery of Precious Metal which is the subject of a Hybrid Forward Contract in amounts as requested by the Companies from time to time. All Floating Forward Contracts shall bear interest payable on the first day of each month at a rate per annum equal to the Prime Rate minus one and one-half percent (1 1/2%). Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed. Title to such Precious Metal subject to a Forward Contract shall remain in BAPM and shall not pass until the payment of all amounts due under the Forward Contract.

          (b) The parties hereto hereby further acknowledge that at closing hereunder all Forward Contracts outstanding pursuant to the 2001 Consignment Agreement shall, without further notice to, or consent of, the Companies, constitute Forward Contracts.

     3.2. Grant of Security Interest

     To secure the prompt and punctual payment and performance of the Obligations, the Companies hereby grant to BAPM a continuing security interest in (a) the Precious Metal from time to time the subject of a Forward Contract hereunder until such Forward Contract is paid in full, whether now existing or hereafter arising, excluding however, the Excluded Collateral, and (b) all proceeds and products of the foregoing.

     3.3. Breakage Costs.

     The breakage costs associated with the breakage of a Forward Contract shall be determined by, and paid in accordance with, Paragraph 6(e) of the ISDA Agreement, provided, however, in no event shall BAPM be required to pay any amount to the Companies if an Event of Default has occurred.

     3.4. Termination of Forward Contract Facility

     BAPM may terminate the Forward Contract Facility at any time by sending thirty (30) days prior written notice thereof to the Companies. Upon giving of such notice or at any time thereafter, BAPM may, at its option, suspend or terminate its obligation to enter into Forward Contracts hereunder. ALL SUMS OUTSTANDING UNDER SAID FORWARD CONTRACT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (A) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY BAPM, OR (B) THIRTY (30) DAYS AFTER DEMAND BY BAPM HEREUNDER. Upon termination of the Forward Contract Facility, BAPM may credit any amounts then held by it or the Bank to reduce the amount of such indebtedness. Notwithstanding termination, until all indebtedness of the Companies to BAPM hereunder has been fully satisfied, BAPM shall retain its security interest granted hereunder and, except for those specific covenants and conditions dealing with the entering into of Forward Contracts, all terms and conditions of this Agreement shall remain in full force and effect.

4.   CONDITIONS.

     4.1. Conditions to BAPM's Obligation to Consign Precious Metal and Enter into Forward Contracts pursuant to this Agreement.

          (a) The effectiveness of this Agreement is subject to the following conditions precedent:

               (i) The representations and warranties set forth in Paragraph 6 hereof shall be true and correct on and as of the date hereof and the date each consignment or Forward Contract is requested and is to occur.

               (ii) The Companies shall have executed and delivered to BAPM, or shall have caused to be executed and delivered to BAPM in form and substance acceptable to BAPM, upon the execution of this Agreement, all agreements required by BAPM for the purpose of securing payment and performance of Companies' obligations under this Agreement, together with any other documents required by the terms hereof or thereof; and all insurance required by the terms hereof, all of which shall at all times remain in full force and effect.

               (iii) BAPM shall have received (A) the favorable written opinion of counsel for the Companies, dated the date hereof, satisfactory to BAPM and its counsel in scope and substance, stating, among other things, that this Agreement and all agreements delivered in connection herewith have been duly authorized, executed and delivered by the Companies and constitute the valid, binding and enforceable obligations of the parties thereto; and (B) such other supporting documents and certificates as BAPM or its special counsel may request.

               (iv) There shall have been no material adverse change in the Companies' financial condition or its financial or business prospects, from those represented in any financial statement or other information submitted to BAPM or upon which BAPM has relied.

               (v) The Companies shall have supplied BAPM with a certificate from an insurance company reasonably satisfactory to BAPM, and a true and complete copy of all insurance policies satisfactory to BAPM in all respects and which shall include BAPM and Bank as an additional insured and loss payee, as their interests may appear.

               (vi) The Intercreditor Agreement shall have been executed and delivered by the parties thereto and shall be in form and substance satisfactory to BAPM.

               (vii) The Credit Agreement shall have been executed and delivered by the parties thereto and shall be in form and substance satisfactory to BAPM.

               (viii) All of the conditions precedent to the initial funding of the Credit Agreement shall have been met to the satisfaction of Wachovia Bank, National Association, as agent for the Lenders.

               (ix) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for BAPM.

               (x) No Event of Default as specified in Paragraph 9.1 hereof, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing

     4.2. Companies' Confirmation.

     The Companies' request to BAPM for the delivery of Precious Metal under the Consignment Facility or a Forward Contract under the Forward Contract Facility subsequent to the initial effectiveness of this Agreement shall be deemed to be a representation and warranty to BAPM that all warranties and representations set forth in this Agreement (except those made as of a specific date) shall be true and accurate as of the date such delivery of Precious Metal or Forward Contract is requested to be made.

5.   SECURITY

     5.1. Security Instruments. The repayment of the Obligations shall be secured and/or entitled to the benefits of:

          (a) the Consigned Precious Metal, whether now existing or hereafter arising, and all proceeds and products of the foregoing, excluding, however, the Excluded Collateral; and

          (b) the Escrow Agreement.

6.   AUTHORIZED REPRESENTATIVES.

     The Companies shall deliver to BAPM a certificate or letter certifying to BAPM the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit A. BAPM may conclusively rely on such certificate or letter until it shall receive a further certificate from the Companies in form acceptable to BAPM canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of the Companies shall have the right to effect transactions under this Agreement. BAPM shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Companies which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, BAPM may verify any telephonic or telegraphic request for transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Companies authorize BAPM at its option to record electronically all telephonic requests for transactions that BAPM may receive from the Companies or any other person purporting to act on behalf of the Companies.

7.   REPRESENTATIONS AND WARRANTIES

     As a material inducement to BAPM to deliver Consigned Precious Metal to the Companies and to enter into Forward Contracts with the Companies, the Companies hereby represent and warrant to BAPM (which representations and warranties shall survive the execution of this

Agreement and the delivery of Consigned Precious Metal and the entering into of Forward Contracts) that:

     7.1. Corporate Authority Each of the Companies (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the requisite corporate power and authority to own its properties and to carry on business as now being conducted, and (iii) is qualified to do business in every jurisdiction where such qualification is necessary, and has the requisite corporate power to execute, deliver and perform this Agreement.

     7.2. No Conflict The execution, delivery and performance by the Companies of the terms and provisions of this Agreement and any other such security document(s) have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or the by-laws of the Companies or any indenture, agreement or other instrument to which any Company is party, or by which any Company is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Companies pursuant to, any such indenture, agreement or other instrument.

     7.3. Financing Statements No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal, or any collateral for the Obligations, now owned or hereafter acquired, except for financing statements in favor of Wachovia Bank, National Association, as agent under the Credit Agreement, to secure the "Obligations" under, and defined in, the Credit Agreement.

     7.4. Binding Obligations This Agreement and all other agreements securing this Agreement have been duly executed and delivered by the Companies and constitute legal, valid and binding obligations of the Companies, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.

     7.5. No Event of Default No Event of Default as defined in Paragraph 9.1 hereof, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default, has occurred and is continuing.

     7.6. Patriot Act. To the extent applicable, each Company is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the credit facilities extended pursuant hereto will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an officially capacity, in order to obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     7.7. Credit Agreement. The Companies reaffirm and restate and incorporate herein by reference, as of the date hereof, all of the representations and warranties made by Companies in the Credit Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof or to the extent BAPM has been advised in writing of any inaccuracy with respect to such representations or warranties and has waived the same in writing.

8.   AFFIRMATIVE AND NEGATIVE COVENANTS

     The Companies covenant and agree that, from the date hereof and until payment and performance in full of all Obligations, the Companies shall:

     8.1. Credit Agreement. Observe, maintain and perform all of the covenants and agreements set forth in the Credit Agreement, all of which are fully incorporated herein, are hereby fully restated, shall be fulfilled by the Companies and shall remain in full force and effect.

     8.2. Audits Permit (a) agents or representatives of BAPM to inspect, at reasonable hours, the Consigned Precious Metal and the Companies' books and records relating to Precious Metal; (b) agents or representatives of BAPM to perform at reasonable times, and at any time in the case of an emergency, a physical inventory of the Consigned Precious Metal; (c) agents or representatives of BAPM to make abstracts or reproductions of the Companies' books and records relating to Precious Metal; and (d) BAPM's audit staff to conduct an audit when deemed reasonably necessary by BAPM; all such inspections, inventories and audits to be at the sole cost and expense of the Companies.

     8.3. Financing Statements Promptly authorize BAPM from time to time to file one or more financing statements pursuant to the Uniform Commercial Code in form satisfactory to BAPM, and authorize such other instruments in form suitable for recording or filing as may be reasonably required by BAPM hereunder.

     8.4. Liens Not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on (a) any of the Consigned Precious Metal, or (b) any products or property now or hereafter owned which does or will include Consigned Precious Metal, except for liens in favor of Wachovia Bank, National Association, as agent for the benefit of the Lenders pursuant to the Credit Agreement.

     8.5. Consigned Precious Metal Not grant any security interest or ownership rights to any customer of the Companies with respect to any of the Consigned Precious Metal while at the Companies' Premises whether or not such customers have prepaid orders for the Consigned Precious Metal or any products or property which does or will include the Consigned Precious Metal.

     8.6. Financial Statements Furnish to BAPM:

          (a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the close of each Fiscal Year, a consolidated balance sheet of the Consolidated Parties as at the end of such Fiscal Year together with related consolidated statements of income, shareholder's equity and of cash flows for such Fiscal Year, setting forth in comparative form consolidated figures for the preceding Fiscal Year, all in reasonable detail and audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion of such accountants in form and substance as provided herein shall constitute an Event of Default hereunder. The financial statements delivered pursuant to this Paragraph will have been prepared in accordance with GAAP and will present fairly the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of the date thereof.

          (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (other than the fourth fiscal quarter, in which case ninety (90) days after the end thereof) of each Fiscal Year of the Consolidated Parties, a consolidated balance sheet and statements of income and of cash flows of the Consolidated Parties as at the end of such quarterly period together with related consolidated statements of retained earnings, shareholder's equity and of cash flows for such quarterly period and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all in reasonable form and detail acceptable to BAPM, and accompanied by a certificate of a senior financial officer of Wolverine Tube as being true and correct and as having been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. The financial statements delivered pursuant to this Paragraph 8.6(b) will have been prepared in accordance with GAAP and will present fairly the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of the date thereof.

          (c) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month of the Consolidated Parties, (i) unaudited consolidated financial statements similar to those required by clause (a) above as of the end of such period and for such period then ended and for the period from the beginning of the current Fiscal Year to the end of such period and (ii) unaudited balance sheets, income statements and statements of cash flow by unit, in each case prepared in accordance with GAAP (except that such monthly statements need not include footnotes) and certified by a senior financial officer of Wolverine Tube.

          (d) Officer's Certificate. At the time of delivery of the financial statements provided for in Paragraphs 8.6(a), (b) and (c), a certificate of a senior financial officer of Wolverine Tube satisfactory to BAPM to the effect that no Event of Default exists, or if any

Event of Default does exist specifying the nature and extent thereof and what action the Companies propose to take with respect thereto. In addition, for each fiscal quarter, and, if the Fixed Charge Coverage Ratio is required to be complied with in accordance with Paragraph 8.9, monthly, such certificate shall demonstrate compliance with the financial covenants contained in Paragraphs 8.8, 8.9, and 8.10 by calculation thereof as of the end of each such fiscal period, if applicable, and shall demonstrate the adjustments made to Consolidated Net Income pursuant to subparagraph (b) of the definition of Consolidated Net Income.

          (e) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to a member of the Consolidated Parties in connection with any annual, interim or special audit of the books of the Consolidated Parties.

          (f) SEC and Other Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and material reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Consolidated Parties shall send to its shareholders or to the holders of any other indebtedness in their capacity as such holders.

          (g) Notices. (i) immediately of the occurrence of an event or condition consisting of an Event of Default, specifying the nature and existence thereof and what action the Companies propose to take with respect thereto, and
(ii) promptly, but in any event within five (5) Business Days, following the occurrence of any of the following with respect to a Company (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Company which, if adversely determined, would have or reasonably be expected to have, a material adverse effect, (B) any levy of an attachment, execution or other process against the assets of a Company having a value of $1,000,000 or more, (C) the occurrence of an event or condition which shall constitute a default or event of default under any indebtedness of a member of the Consolidated Parties in excess of $1,000,000, (D) any development in the business or affairs of any of the Consolidated Parties which has resulted in, or which the Companies reasonably believe may result in, a material adverse effect,
(E) the institution of any proceedings against a Company with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, foreign, state, provincial or local law, rule or regulation, including but not limited to, environmental laws, the violation of which would have or be reasonably expected to have a material adverse effect, or (F) promptly, of any change in the name of any Company.

          (h) Annual Budget and Projections. Not later than March 31st of each Fiscal Year, an annual budget of the Consolidated Parties containing, among other things, pro forma financial statements and projected loan usage and Excess Availability on a quarterly basis under the Credit Agreement for such Fiscal Year and financial and operational projections for such Fiscal Year.

          (i) Borrowing Base Certificate, etc. A borrowing base certificate in substantially the form of Exhibit G to the Credit Agreement duly completed and certified by a senior financial officer of Wolverine Tube and which shall be delivered to BAPM simultaneously with its delivery to the Lenders pursuant to
Section 7.1(i) of the Credit Agreement.

          (j) Precious Metal Report. Within thirty (30) days of the end of each fiscal month, a collateral Precious Metal inventory report, with such detail as may reasonably be required by BAPM from time to time and which shall identify all Precious Metal by location and which shall identify all liabilities to third parties for toll, pool or other third party Precious Metal by location and by third party and otherwise to be in form acceptable to BAPM, certified by an Authorized Representative of the Companies.

          (k) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Companies as BAPM may reasonably request.

     8.7. Environmental Matters With respect to environmental matters:

          (a) comply strictly and in all respects with the requirements of all federal, state, and local environmental laws; forward to BAPM promptly any notices relating to such matters received from any governmental agency of any material violation of a federal, state, and local environmental law;

          (b) immediately contain and remove any hazardous or toxic material found on the Premises in violation of applicable law, which work must be done in compliance with applicable laws and at the Companies' expense; and

          (c) indemnify, defend, and hold BAPM harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expense (including, without limitation, attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Companies, BAPM, or the Premises. The provisions of this subparagraph (c) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of the Obligations evidenced hereby or incurred pursuant hereto, and release of any collateral.

     8.8. Minimum Consolidated EBITDA. Commencing with the fiscal quarter of the Consolidated Parties ending April 3, 2005, not permit the Consolidated EBITDA for the Consolidated Parties to be less than the following amounts for the indicated fiscal quarter, calculated on a rolling four quarter basis:

                             Minimum
                          Consolidated
     Fiscal Quarter          EBITDA
     --------------       ------------
1st Fiscal Quarter 2005    $33,500,000
2nd Fiscal Quarter 2005    $27,500,000
3rd Fiscal Quarter 2005    $30,000,000
4th Fiscal Quarter 2005    $32,000,000
1st Fiscal Quarter 2006    $33,500,000
2nd Fiscal Quarter 2006    $34,500,000
3rd Fiscal Quarter 2006    $36,000,000
4th Fiscal Quarter 2006    $37,000,000
1st Fiscal Quarter 2007    $37,000,000
2nd Fiscal Quarter 2007    $38,500,000
3rd Fiscal Quarter 2007    $39,500,000
4th Fiscal Quarter 2007    $41,000,000
   and thereafter

     8.9. Fixed Charge Coverage Ratio. During the period beginning on the date on which the outstanding "Obligations" (under, and defined in, the Credit Agreement) equal or exceed Eighteen Million Dollars ($18,000,000) and continuing until the termination of this Agreement and repayment in full of the Obligations, maintain a Fixed Charge Coverage Ratio of the Consolidated Parties of not less than the following amounts as of the last day of each month ended in the periods indicated below:

                         Period                              Ratio
                         ------                           -----------
1st Fiscal Quarter 2005 through 1st Fiscal Quarter 2006   1.00 to 1.0
2nd Fiscal Quarter 2006 through 3rd Fiscal Quarter 2006   1.05 to 1.0
4th Fiscal Quarter 2006 through 2nd Fiscal Quarter 2007   1.10 to 1.0
3rd Fiscal Quarter 2007                                   1.15 to 1.0
4th Fiscal Quarter 2007 and thereafter                    1.20 to 1.0

     8.10. Capital Expenditures. Not permit the Consolidated Capital Expenditures of the Consolidated Parties to exceed Fifteen Million Dollars ($15,000,000) during any Fiscal Year.

     8.11. Insurance. Keep its insurable properties adequately insured at all times, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance as is customarily maintained by company engaged in similar businesses.

     8.12. Minimum Availability. At all times Excess Availability under the Credit Agreement shall be at least Five Million Dollars ($5,000,000).

     8.13. Securitization. Not sell any receivable generated from the sale of Consigned Precious Metal pursuant to the Permitted Securitization unless (a) BAPM has been granted a first priority security interest in all proceeds of the Permitted Securitization arising from the sale of receivables generated by the sale of the Consigned Precious Metal, or its products, (b) a lockbox account has been established under the control of BAPM in which all proceeds of the Permitted Securitization arising from the sale of receivables generated by the sale of the Consigned Precious Metal, or its products, shall be deposited; and
(c) BAPM shall have entered into an Intercreditor Agreement satisfactory to it with Wachovia Bank, National Association, as agent for Blue Ridge Asset Funding Corporation, and the liquidity banks from time to time parties to the Permitted Securitization.

9.   EVENTS OF DEFAULT AND ACCELERATION

     9.1. Events of Default In each case of the occurrence of any one or more of the following events (each of which is herein called an "Event of Default"):

          (a) default in the payment or performance of any of the Companies' Obligations or agreements hereunder; or

          (b) any representation or warranty made herein or in any certificate, statement or agreement furnished in connection with this Agreement shall prove to be false or misleading in any material respect; or

          (c) default in the payment or performance of any obligation or indebtedness of the Companies to BAPM or the Bank under the Escrow Agreement; or

          (d) default in the payment or performance of any obligation or indebtedness of the Companies to BAPM or the Bank or any affiliate of the Bank, whether now or hereafter existing and howsoever arising, incurred or evidenced; or

          (e) default in the payment or performance of any obligation or indebtedness of the Companies under the Credit Agreement or the 2008 Senior Notes or the 2009 Senior Notes, whether now or hereafter existing and howsoever arising, incurred or evidenced; or

          (f) the occurrence of an Amortization Event (as defined in the Permitted Securitization), Termination Event (as defined in the Permitted Securitization), event of default or other similar event under the Permitted Securitization; or

          (g) any of the Companies shall (i) make a general assignment for the benefit of creditors, or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Act by or against any of the Companies, or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of its property or business; or (iv) become insolvent to suffer the entry of an order for relief under Title 11 of the United States Code; or (v) make an admission of its general inability to pay its or his debts as they become due; or

          (h) the occurrence of any material loss, theft or destruction of or damage to any of the Consigned Precious Metal; or

          (i) the occurrence of any attachment on any of the Consigned Precious Metal; or

          (j) the determination by BAPM in good faith that any of the Companies has suffered a material adverse change in its business or financial condition; or

          (k) any direct or indirect change in the majority ownership or control of any of the Companies; or

          (l) the occurrence of any material loss, theft or destruction of or damage to any of the Consigned Precious Metal which, in BAPM's sole determination, is not adequately insured; or

          (m) any of the Companies shall default in the payment (beyond the applicable grace period with respect thereto, if any) or performance or observance of any indebtedness in excess of $2,500,000 (other than indebtedness outstanding under this Agreement or the Credit Agreement or the 2008 Senior Notes or the 2009 Senior Notes or the Permitted Securitization), or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such indebtedness to become due prior to its stated maturity; or any such indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;

          (n) Wachovia Bank, National Association shall deliver an Enforcement Notice (under and as defined by the Intercreditor Agreement) to BAPM;

then in any such event, at BAPM's option, (A) the obligations of BAPM hereunder shall terminate, (B) the Companies shall promptly return to BAPM all Precious Metal theretofore consigned or sold to, but not purchased and paid for by, the Companies, and (C) all the Companies' Obligations to BAPM (including, without limitation, the Consignment Facility and the Forward Contract Facility) shall become and be immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Companies or any instrument evidencing any of the Companies' Obligations to BAPM. BAPM shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any collateral now or hereafter securing the Companies' Obligations hereunder. The Companies shall, at BAPM's request, immediately assemble all such collateral and the Consigned Precious Metal, and BAPM may go upon the Premises to take immediate possession thereof. The Companies shall pay all reasonable legal expenses and attorneys' fees incurred by BAPM in enforcing BAPM's rights, powers and remedies under this Agreement.

     9.2. Waiver No failure or delay on BAPM's part to exercise or to enforce any of BAPM's rights hereunder or under any other instruments or agreement evidencing any of the Companies' Obligations to BAPM or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on BAPM's part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. BAPM's rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by BAPM to the Companies with respect to any of the Companies' Obligations to BAPM or any instrument given BAPM in connection therewith, and the Companies hereby waive notice of any such extension, compromise or other indulgence and consent to be bound thereby as if it had expressly agreed thereto in advance.

10.  NO ASSIGNMENT

     The rights of the Companies under this Agreement may not be assigned to any third party without the prior written consent of BAPM. All covenants and agreements of the Companies contained herein shall bind the Companies and their successors and assigns, and shall inure to the benefit of BAPM, its successors and assigns.

11.  EXPENSES

     The Companies shall pay on demand all expenses of BAPM in connection with the preparation and closing of this Consignment Agreement, and the preparation, administration, default, collection, waiver or amendment of terms hereof, or in connection with BAPM's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the Consignment or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

12.  GOVERNING LAW; MISCELLANEOUS

     12.1. Controlling Law. This Agreement shall be governed by and shall be construed under the laws of the State of Rhode Island (excluding the laws applicable to conflicts or choice of law). Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.2. JURISDICTION. THE COMPANIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CONSIGNMENT AGREEMENT OR ANY OF THE OTHER DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF RHODE ISLAND OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON COMPANIES BY MAIL AT THE ADDRESS SET FORTH IN THIS CONSIGNMENT AGREEMENT. THE COMPANIES HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. THE COMPANIES AND BAPM MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONSIGNMENT AGREEMENT OR ANY OTHER CONSIGNMENT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN ) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BAPM RELATING TO THE ADMINISTRATION OF THE CONSIGNMENT FACILITY, THE FORWARD CONTRACT FACILITY OR ENFORCEMENT OF THE CONSIGNMENT DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANIES CERTIFY THAT NO REPRESENTATIVE, BAPM OR ATTORNEY OF BAPM HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BAPM WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BAPM TO ACCEPT THIS CONSIGNMENT AGREEMENT AND EXTEND THE CONSIGNMENT FACILITY AND THE FORWARD CONTRACTS FACILITY.

     12.3. Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Precious Metal by BAPM to the Companies, the entering into of Forward Contracts, the execution and delivery to BAPM of this Agreement, and shall continue in full force and effect so long as any of the Obligations is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assign of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Companies shall inure to the benefit of the successors and assigns of BAPM.

     12.4. Late Fee If the entire amount of a required principal and/or interest payment under the Consignment Facility or the Forward Contract Facility is not paid in full within ten (10) business days after the same is due, the Companies shall pay to BAPM a late fee equal to five percent (5%) of the required payment.

     12.5. Default Interest Rate. The Companies hereby agree to pay upon demand, to the extent permitted by law, late charges on any sum or amount not paid when due under the Consignment Facility or the Forward Contract Facility at a rate per annum equal to the Prime Rate plus four percent (4%), from the date of delinquency until payment in full. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.

     12.6. Set Off. The Companies hereby grant to BAPM, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to BAPM, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of BAPM or any entity under the control of Bank of America, N.A. and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Companies), BAPM may setoff the same or any part thereof and apply the same to any liability or obligation of the Companies even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BAPM, TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE THESE CREDIT FACILITIES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANIES, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     12.7. Assignments by BAPM. BAPM shall have the unrestricted right at any time or from time to time, and without the Companies' consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and the Companies agree that they shall execute, or cause to be executed, such documents, including without limitations, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as BAPM shall deem necessary to effect the foregoing. In addition, at the request of BAPM and any such Assignee, the Companies shall enter into one or more new Consignment Agreements, as applicable, with any such Assignee and, if BAPM has retained any of its rights and obligations hereunder following such assignment, to BAPM, which new Consignment Agreement shall be issued in replacement of, but not in discharge of, the liability evidenced by the Consignment Agreement entered into by BAPM prior to such assignment and shall reflect the amount of the respective commitments and outstandings held by such Assignee and BAPM after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by BAPM in connection with such assignment, and the payment by Assignee of the purchase price agreed to by BAPM, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of BAPM hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by BAPM pursuant to the assignment documentation between BAPM and such Assignee, and BAPM shall be released from its obligations hereunder and thereunder to a corresponding extent. BAPM may furnish any information concerning the Companies in its possession from time to time to prospective Assignee, provided that BAPM shall require any such prospective Assignee to agree in writing to maintain the confidentiality of such information.

     12.8. Participations. BAPM shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Companies to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in BAPM's obligation to consign Precious Metal hereunder. In the event of any such grant by BAPM of a participating interest to a Participant, whether or not upon notice to the Companies, BAPM shall remain responsible for the performance of its obligations hereunder and the Companies shall continue to deal solely and directly with BAPM in connection with BAPM's rights and obligations hereunder. BAPM may furnish any information concerning the Companies in its possession from time to time to prospective Participants, provided that BAPM shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

     12.9. Maximum Interest. All agreements between the Companies and BAPM are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to BAPM for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Consignment Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Companies and BAPM in the execution, delivery and acceptance of this Consignment Agreement to contract in strict compliance with the laws of the State of Rhode Island from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever BAPM should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Companies and BAPM.

     12.10. Loss of Agreement. Upon receipt of an affidavit of an officer of BAPM as to the loss, theft, destruction or mutilation of any security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, the Companies will issue, in lieu thereof, a replacement security document of like tenor.

     12.11. Pledge to Federal Reserve. BAPM may at any time pledge all or any portion of its rights under this Agreement to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C
Section 341. No such pledge or enforcement thereof shall release BAPM from its obligations hereunder.

     12.12. Notices. All notices and other communications hereunder shall be in writing, except as otherwise provided in this Agreement; and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier: or by hand and shall addressed (i) if to the Companies, to them at the Companies' Address, and (ii) if to BAPM, to it at BAPM's Address. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto.

     12.13. Waivers. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Companies therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on the Companies, in any case, shall entitle the Companies to any other or future notice or demand in the same, similar or other circumstances.

     12.14. Delay in Enforcement. Neither any failure or any delay on the part of BAPM in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

     12.15. Final Agreement. This Consignment Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Consignment Agreement. All prior or contemporaneous promises, agreements sand understandings, whether oral or written, are deemed to be superseded by this Consignment Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Consignment Agreement. This Consignment Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Companies and BAPM.

                       *THE NEXT PAGE IS A SIGNATURE PAGE*

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Consignment Agreement as of the day and year first above written.

WITNESS:                                WOLVERINE TUBE INC.


                                        By:
-------------------------------------       ------------------------------------
                                        Title:


                                        WOLVERINE JOINING TECHNOLOGIES, LLC


                                        By:
-------------------------------------       ------------------------------------
                                        Title:


                                        FLEET PRECIOUS METALS INC.


                                        By:
                                            ------------------------------------
                                        Title:

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Consignment Agreement as of the day and year first above written.

WITNESS:                                WOLVERINE TUBE INC.


 Mary Ann Michetti                      By: /s/ Thomas B. Sabol
-------------------------------------       ------------------------------------
                                        Title: Senior Vice President, CFO and
                                               Secretary


                                        WOLVERINE JOINING TECHNOLOGIES, LLC


 Mary Ann Michetti                      By: /s/ Thomas B. Sabol
-------------------------------------       ------------------------------------
                                        Title: Vice President & Teasurer


                                        FLEET PRECIOUS METALS INC.


                                        By: /s/ David Vega
                                            ------------------------------------
                                        Title : Senior Vice President

                                  EXHIBIT INDEX

Exhibit A   Authorized Representatives Letter

Exhibit B   Change in Consignment Limit

Exhibit C   Change in Consignment Rate

Exhibit D   Reconciliation of Consolidated Net Income

Exhibit E   Approved Locations

                                    EXHIBIT A

                     (TO BE TYPED ON COMPANIES' LETTERHEAD)

                                                              ____________, 2005

To: Fleet Precious Metals Inc.
    111 Westminster Street
    Providence, Rhode Island 02903

Dear Sir or Madam:

          In accordance with that certain Amended and Restated Consignment Agreement dated the date hereof (the "Consignment Agreement") by and between the undersigned and Fleet Precious Metals Inc. ("BAPM"), the undersigned hereby designate the following persons as Authorized Representatives who are authorized by and on behalf of the undersigned (a) to transact consignment and purchase and sale transactions with BAPM under the Consignment Facility; (b) to request that a consignment under the Consignment Facility be continued as such or converted to a consignment of another Type; (c) to enter into Forward Contracts with BAPM under the Forward Contract Facility; and (d) and generally to bind the undersigned in any and all transactions by and between BAPM or the Bank and the undersigned under the Consignment Agreement:

Name                                    Title
----                                    -----


Each of BAPM and the Bank is hereby authorized to rely on this authorization until BAPM and the Bank receive further written notice canceling or amending the foregoing. All capitalized terms used herein without definition shall have the meanings assigned by the Consignment Agreement.

                                        Very truly yours,
                                        WOLVERINE TUBE, INC.
                                        WOLVERINE JOINING TECHNOLOGIES, LLC


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT B

                                                            ______________, 200_

Wolverine Tube, Inc.
Wolverine Joining Technologies, LLC
235 Kilvert Street
Warwick, Rhode Island 02886

Ladies and Gentlemen:

     Upon your acceptance of the terms of this letter agreement as evidenced by your execution and delivery to FLEET PRECIOUS METALS INC. ("BAPM") on or before ______________, 200_, of a copy of this letter, WOLVERINE TUBE, INC., and WOLVERINE JOINING TECHNOLOGIES, LLC (together, the "Companies"), and BAPM agree effective _________________, 200_, to amend the definition of the Consignment Limit contained in Paragraph 1.13 of that certain Amended and Restated Consignment Agreement dated ________ _____, 2005, as the same may have been heretofore amended (the "Consignment Agreement"), by and between BAPM and the Companies to read as follows:

     "1.13. "Consignment Limit" means:

          (a)  the lesser of (i) ___________________________________ Dollars
               ($__________________), or (ii) the value (as determined pursuant to Paragraph 2.2 hereof) of ___________________________
               (_________) fine troy ounces of silver, minus, in the case of both (i) and (ii), the Forward Contract Indebtedness; and

          (b) such limit as BAPM and the Companies may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as BAPM shall require; or

          (c)  such other limit as BAPM may approve in its sole discretion."

     Except as amended hereby, the Consignment Agreement and all agreements securing the Consignment Agreement shall remain in full force and effect and are in all respect hereby ratified and affirmed.

                                        Very truly yours,
                                        FLEET PRECIOUS METALS INC.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

Accepted and agreed as of the
____ day of ___________, 200_.

WOLVERINE JOINING TECHNOLOGIES, LLC


By:
    ---------------------------------
Title:
       ------------------------------


WOLVERINE TUBE, INC.


By:
    ---------------------------------
Title:
       ------------------------------

                                    EXHIBIT C

                                                            ______________, 200_

Wolverine Tube, Inc.
Wolverine Joining Technologies, LLC
235 Kilvert Street
Warwick, Rhode Island 02886

Ladies and Gentlemen:

     Pursuant to Paragraph 2.3(c) of that certain Amended and Restated Consignment Agreement dated ___________________, 2005, as the same may have been heretofore amended (the "Consignment Agreement") by and between WOLVERINE TUBE, INC., and WOLVERINE JOINING TECHNOLOGIES, LLC (together, the "Companies") and the undersigned, the undersigned FLEET PRECIOUS METALS INC. hereby gives notice to the Companies that, effective ___________________, 200__ the consignment rate for silver set forth in said Paragraph 2.3(c) shall be changed from ______________ percent (________%) per annum to ______________ percent
(________%) per annum.

     Except as amended hereby, the Consignment Agreement shall remain in full force and effect.

                                        Very truly yours,

                                        FLEET PRECIOUS METALS INC.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT D

                    RECONCILIATION OF CONSOLIDATED NET INCOME

                                    EXHIBIT E

                               APPROVED LOCATIONS

                        (to be agreed upon post closing)